BARNWELL INDUSTRIES, INC.	P R E S S RELEASE 1100 Alakea Street, Suite 2900 Honolulu, Hawaii 96813 Telephone (808) 531-8400 Fax (808) 531-7181

CONTACT:	Alexander C. Kinzler
President and Chief Operating Officer

Russell M. Gifford
Executive Vice President and Chief Financial Officer

Tel: (808) 531-8400

BARNWELL INDUSTRIES, INC. REPORTS RESULTS FOR THE FOURTH QUARTER AND YEAR-END AND A CASH DIVIDEND

HONOLULU, HAWAII, December 13, 2007 -- Barnwell Industries, Inc., (AMEX-BRN) today reported net earnings of $401,000 ($0.05 per share – diluted) for the quarter ended September 30, 2007, as compared to net earnings of $1,842,000 ($0.21 per share – diluted) for the quarter ended September 30, 2006. For the year ended September 30, 2007, Barnwell reported net earnings of $3,516,000 ($0.41 per share – diluted), as compared to net earnings of $14,637,000 ($1.68 per share – diluted) for the year ended September 30, 2006.

Mr. Morton H. Kinzler, Chairman and Chief Executive Officer of Barnwell, commented, “Coming off of Barnwell’s best year ever in fiscal 2006, fiscal 2007 was Barnwell’s ninth consecutive year of profits and its eighth best year in its 51-year history. Continued strong earnings by Kaupulehu Developments (“KD”), Barnwell’s 77.6%-owned land partnership, positive results in our contract drilling operations and solid earnings in our oil and natural gas segment all contributed to this successful year.

“The decrease in net earnings from fiscal 2006 was due to several factors. First, KD’s closing of a real estate transaction in fiscal 2006 resulted in Barnwell recognizing net revenues of $6,197,000; no such real estate transaction occurred in fiscal 2007. Second, net earnings for fiscal 2006 included deferred tax benefits of $5,224,000 related to foreign tax credit carryforwards and a decrease in Canadian tax rates; while only $100,000 of such deferred tax benefits was recognized in fiscal 2007. Third, net earnings for fiscal 2006 included $895,000 in net earnings for real estate consulting services, no such services occurred in fiscal 2007; this also accounted for a portion of the decrease in earnings for the fourth quarter. Additionally, oil and natural gas operating profits decreased due to lower natural gas market prices and higher industry-wide oil and natural gas operating expenses and increased depletion over fiscal 2006; higher oil and natural gas operating expenses and increased depletion also accounted for a portion of the decrease in earnings for the fourth quarter.

“Fiscal 2007 was a year of new acquisitions for the Company, starting with our acquisition of a passive minority ownership interest in Hualalai Resort, which was developed on land originally rezoned by KD, as well as our acquisition of a passive minority ownership interest in Kona Village Resort. We also acquired lot acquisition rights in the upland area of Kaupulehu and residential lots for both investment and development.”

Barnwell Industries also announced today that its Board of Directors has declared a cash dividend of $0.05 per share payable January 22, 2008, to stockholders of record on January 7, 2008.

The information contained in this press release contains “forward-looking statements,” which are statements related to future, not past events. In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “expects,” “anticipates,” “intends,” “plans,” “seeks,” “will,” and similar expressions. While these statements represent our current judgment on what the future may hold, and we believe these judgments are reasonable, actual results may differ materially due to numerous important risks and uncertainties that may affect our operations, markets, products, services, and prices, as described in our Annual Report on Form 10-K filed with the Securities and Exchange Commission. Accordingly, there is no assurance that our expectations will be realized. We assume no obligation to update any forward-looking statements contained in this press release as the result of new information or future events or developments except as required by applicable law.

COMPARATIVE OPERATING RESULTS

	(Audited)		(Unaudited)
	Year ended		Three months ended
	September 30,		September 30,
	2007	2006	2007	2006

Revenues	$ 47 , 436,000	$ 57,960,000	$ 11,192,000	$ 9,745,000

Net earnings	$ 3,516 ,000	$ 14,637,000	$ 401,000	$ 1,842,000

Earnings per share – basic	$ 0.43	$ 1.79	$ 0.05	$ 0.23

Earnings per share – diluted	$ 0.41	$ 1.68	$ 0.05	$ 0.21

Weighted average shares and
equivalent shares
outstanding:
Basic	8,208,189	8,169,060	8,244,269	8,169,060

Diluted	8,608,759	8,698,405	8,608,622	8,705,177

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